Exhibit 99.B(j)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 51 to File No. 333-57017;  Amendment No. 52 to File No. 811-08821) of Rydex Variable Trust of our reports dated February 28, 2012 on the financial statements and financial highlights of the Funds constituting Rydex Variable Trust included in the 2011 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

April 26 2012